EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of this ____ day of January, 2014 by and between are Education Management LLC, a Delaware limited liability company (the “Company”), and John R. Kline (the “Consultant”).

WHEREAS, the Company desires to retain Consultant as an independent contractor to perform certain consulting services for the Company and Consultant is willing to perform such services, on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.     Term. Consultant’s service as a consultant to the Company shall commence on the date of this Agreement and continue through June 30, 2014; provided, however, that the Consultant and the Company may mutually agree to terminate this Agreement at any time prior to June 30, 2014 by their written consent.

2.    Duties. During the term of this Agreement, Consultant shall perform those services described on Exhibit A hereto (the “Services”). The Consultant will report to the Company’s EVP of Education System Operations or his designee and, to the extent Consultant performs Services on behalf of a regionally accredited institution, the President or Chancellor of the institution. The Services to be performed by Consultant pursuant to this Agreement are in addition to any services Consultant is required to perform pursuant to that certain Consulting, Waiver and Release Agreement entered into between the Company and Consultant.

3.    Compensation and Expenses.

(a)    Compensation. The Company shall pay Consultant an aggregate fee of Ninety Thousand Dollars ($90,000) (the “Consulting Fee”) in connection with Consultant’s performance of the Services. Such Consulting Fee shall be payable ratably on a monthly basis (i.e. monthly payments of $15,000) in arrears over the six month term of this Agreement. It is anticipated that the Consultant will not be required to work more than an average of thirty (30) hours per month when performing the Services. In the event that the Consultant is required to work more than thirty (30) hours per month on average during the term of this Agreement, the parties shall discuss whether an increase in the Consulting Fee is warranted.

(b)    Expenses. The Company shall be responsible for reimbursement of reasonable expenses incurred by Consultant in the performance of the Services including, but not limited to, reasonable expenses for travel and similar items provided that Consultant shall comply with the terms of the Company’s travel policy. Consultant is responsible for keeping documentation, such as receipts, of any expenses incurred and submitting such expenses to the Company for reimbursement.

4.    Independent Contractor. It is understood that the Consultant’s will provide the services to the Company described in this Agreement as an independent contractor with the customary and usual independence associated therewith and Consultant shall not have any authority to bind the Company to any agreement unless expressly authorized in writing to do so. Consultant shall be responsible for payment of all income, social security, and other taxes incurred as a self-employed person. The relationship between Consultant and the Company is contractual in nature, and Consultant shall not be a fiduciary of, or have any fiduciary obligations to, the Company or its stockholders in connection with this Agreement or Consultant’s performance of his obligations under this Agreement.

5.    No Assignment or Delegation. Because of the personal nature of the services to be rendered by Consultant, this Agreement may not be assigned, nor duties delegated or subcontracted, by Consultant without the prior written consent of the Company.

6.    Confidential Information; Intellectual Property Rights. Consultant hereby agrees and, as applicable, represents as follows:

(a)    Definition. For purposes of this Agreement, the term “Confidential Information” means confidential or other proprietary information of the Company or, as applicable, its direct or indirect subsidiaries. By way of illustration, but not limitation, Confidential Information includes any information, documents, or materials of any kind concerning products, processes, trade secrets, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, hardware, software, formats, marketing plans and analyses, business plans, financial information, litigation assessments and reports, and analyses, strategies, forecasts, and customer and supplier identities, characteristics, and agreements.

(b)     Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

(i)    any information which becomes generally known to the public, other than as a result of a breach by Consultant of this or a breach by Consultant of any other agreement or duty requiring confidentiality between the Company and Consultant; and

(ii)    information received from a third party in rightful possession of such information who is not restricted from disclosing such information.

(c)    Documents. Consultant agrees that, without the express written consent of the Company, Consultant will not remove from the Company’s premises any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor make reproductions or copies of same. Consultant shall promptly return any of the foregoing, along with any reproductions or copies, to the Company upon the Company’s demand or immediately upon termination of this Agreement.

(d)    No Disclosure; Third Party Information.

(i)    Consultant agrees to hold in trust and confidence all Confidential Information and to not disclose to others, directly or indirectly, any Confidential Information or anything relating to such Confidential Information without the prior written consent of the Company, except as may be necessary in the course of Consultant’s business relationship with the Company. Consultant further agrees to not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of Consultant’s business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

(ii)    Consultant acknowledges that the Company has received and in the future will receive from third parties their confidential information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that he owes the Company and such third parties a duty to hold all such third-party confidential information in the strictest confidence and not to disclose it to any person or entity (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party), unless expressly authorized in writing to act otherwise by an officer of the Company.

(e)    No Conflicting Agreements. Consultant represents that he has not brought, and will not bring to the Company, and will not use in the performance of Consultant’s responsibilities for the Company, any materials or documents of a current or former employer that are not generally available to the public, unless Consultant has obtained the express written consent of his current or former employer for their possession and use. Moreover, Consultant represents that Consultant’s performance of this Agreement does not and will not breach any agreement or relationship of trust and confidence Consultant may have with any third party, whether oral, written or implied. Consultant agrees that Consultant has not entered into and will not enter into any agreement in conflict with this Agreement.

7.    Actions; Injunctive Relief; Expenses. A breach of any of the promises or agreements contained in this Agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper. In the event of any action at law or in equity to enforce the provisions of this Agreement, the unsuccessful party shall pay to the other all costs and expenses so incurred, including reasonable attorneys’ fees and expenses.

8.    Exculpation. Consultant shall not be liable to the Company or any third party for any loss or damage the Company or such third party may suffer by reason of the performance by Consultant of the Services, other than loss or damage arising from Consultant’s willful misconduct or gross negligence in the performance of such Services. Notwithstanding the foregoing, no party hereto shall be liable for incidental, indirect, special, exemplary, punitive, or consequential damages, or lost profits or lost opportunity costs.

9.    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles thereof.

10.    Notices. Any and all notices or other communications or deliveries provided for or permitted hereunder shall be made in writing and shall be deemed to have been duly given or made for all purposes if sent by hand-delivery, registered first-class mail, telex, telecopier, or courier guaranteeing overnight delivery, as follows (or at such other address as shall have been furnished in writing given in accordance with this provision):

(a)     if to the Company, to:
Education Management LLC
210 Sixth Avenue, 33rd Floor
Pittsburgh, PA 15222
Attention: General Counsel
Facsimile No.: 412-995-7322

(b)     if to Consultant, to the address or facsimile number set forth below Consultant’s signature to this Agreement.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day if timely delivered to a courier guaranteeing overnight delivery.

11.    Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement and understanding with respect to the subject matter hereof and supersedes and terminates any prior or contemporaneous oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement.

12.    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or cause to be executed, this Agreement as of the date first above written.

EDUCATION MANAGEMENT LLC

By:
Name:
Title:

CONSULTANT:

JOHN R. KLINE, Individually

Notice Address:

Facsimile No.

EXHIBIT A
SCOPE OF THE SERVICES

Consultant agrees to:

(1)	Provide advice and analysis on business operations.

(2)	Provide assistance in connection with the Company’s defense of the Washington qui tam case and other litigation and investigations.